April 28, 2009

Dear Ms. Heung Mei Tsui

On behalf of the Board of Directions and the Company, I am pleased to welcome you to join the Board of the China Pharma Holdings, Inc as a director. The compensation is $16,000 per year. I look forward to working with you. Your starting date will be the date of the board approves your engagement and your engagement for this term will end on April 27, 2012.

If you agree to the terms and conditions stated above, please sign and date this letter below.

I look forward to working with you and sincerely hope that your service will be enjoyable and rewarding.

Sincerely

Chairman of the Board
China Pharma Holdings, Inc
By: ______________________
Date: ______________________

Response:
This letter correctly sets forth the understanding of Ms. Heung Mei Tsui.

By: ______________________
Date: ______________________